Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2019 Fourth Quarter and Full Year Results

Fourth Quarter:

  Sales were $585 million, inclusive of 4 percent organic growth and an unfavorable currency impact of 1 percent
  Operating profit increased 20 percent over the prior year to $140 million, or 24 percent of sales
  EBITDA increased 15 percent over the prior year to $164 million, or 28 percent of sales
  GAAP diluted EPS was $1.76; adjusted diluted EPS, which excludes restructuring charges, the step up in value of acquired inventory, and discrete tax expense in the quarter, was $1.79
  Free cash flow before dividends increased 9 percent over the prior year to $128 million, or 125 percent of net income

Full Year:

  Sales were $2.2 billion
  Operating profit was $483 million, or 22 percent of sales
  EBITDA was $587 million, or 27 percent of sales
  GAAP diluted EPS was $5.79; adjusted diluted EPS, which excludes restructuring charges, the step up in value of acquired inventory, and discrete tax expense, was $5.87
  Free cash flow before dividends was $320 million, or 95 percent of net income

Full Year 2020 Guidance:

  Organic sales volume growth as compared to fiscal 2019 is forecasted to be in the range of 1 to 3 percent, with growth from the first year effect of acquisitions adding 20 basis points, offset by unfavorable currency translation effect of 30 basis points
  GAAP diluted EPS growth forecasted to be in the range of 2 to 6 percent as compared to fiscal 2019

WESTLAKE, Ohio--(BUSINESS WIRE)--December 11, 2019--Nordson Corporation (Nasdaq: NDSN) today reported results for the fourth quarter of fiscal year 2019. For the quarter ended October 31, 2019, sales were $585 million, a 3 percent increase compared to the prior year’s fourth quarter sales of $569 million. This change in fourth quarter 2019 sales included an increase of approximately 4 percent organic volume, growth related to the first year effect of acquisitions of less than 1 percent, and a decrease related to the unfavorable effect of currency translation as compared to the prior year’s fourth quarter of approximately 1 percent.

In the fourth quarter of fiscal year 2019, reported operating profit was $140 million, net income was $103 million, and GAAP diluted earnings per share were $1.76, inclusive of a $0.03 per share charge related to restructuring, the step up in value of acquired inventory, and discrete tax expense. Free cash flow before dividends increased 9 percent over the prior year to $128 million in the quarter, reflecting strong cash conversion of 125 percent of net income. Prior year fourth quarter sales, operating profit, net income and GAAP diluted earnings per share were $569 million, $117 million, $87 million and $1.47, respectively. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached financial exhibits.

Fourth Quarter Segment Results

Adhesive Dispensing Systems sales increased 1 percent compared to the prior year’s fourth quarter, inclusive of 3 percent organic growth and a 2 percent decrease related to the unfavorable effect of currency translation as compared to the prior year. Reported operating margin in the segment was 31 percent in the quarter, which is an increase of approximately 350 basis points as compared to the prior year’s fourth quarter.

Advanced Technology Systems sales decreased less than 1 percent compared to the prior year’s fourth quarter, inclusive of a decrease in organic volume of less than 1 percent, an increase of 1 percent related to the first year effect of acquisitions, and a decrease of 1 percent related to the unfavorable effect of currency translation as compared to the prior year. The fourth quarter’s acquisitive growth includes the fiscal 2019 acquisition of Optical Controls GmbH. Reported operating margin in the segment was 22 percent in the quarter, which is an increase of approximately 150 basis points as compared to the prior year’s fourth quarter.

Industrial Coating Systems sales increased 21 percent compared to the prior year’s fourth quarter, inclusive of an increase in organic volume of 22 percent and a 1 percent decrease related to the unfavorable effect of currency translation as compared to the prior year. Compared to the prior year’s fourth quarter, reported operating margin in the segment improved 425 basis points to 25 percent, which is a record for the segment.

Detailed results by operating segment and geography are included in the attached financial exhibits.

Commenting on the company’s fiscal fourth quarter 2019 results, Sundaram Nagarajan, Nordson President and Chief Executive Officer, said, “I am pleased with the team’s strong execution, as they delivered total company organic sales growth and each segment improved operating margin over the prior year’s fourth quarter. Sales growth in the Adhesive Dispensing Systems segment was solid, demonstrating the stability of consumer non-durable end markets. Sales growth within the Advanced Technology Systems segment for product lines serving medical end markets was offset by softness in electronics end markets. With strong backlog entering the fourth quarter, the Industrial Coating Systems segment delivered record sales in the fourth quarter. For the total company, we improved operating margin by 330 basis points compared to the prior year’s fourth quarter, or 310 basis points on an adjusted basis to exclude charges for restructuring and the step-up in value of acquired inventory in both periods. Our focus on execution and the diversification of our end markets resulted in this solid performance.”

Fiscal 2019 Full Year Results

Sales for the fiscal year ended October 31, 2019 were $2.2 billion, a decrease of 3 percent compared to the same period a year ago. This change in sales included a decrease in organic volume of 1 percent, growth related to the first year effect of acquisitions of less than 1 percent, and a 2 percent decrease due to the unfavorable effect of currency translation as compared to the prior year. Full year operating profit was $483 million, net income was $337 million, and GAAP diluted earnings per share were $5.79, or $5.87 on an adjusted basis to exclude restructuring charges, the step up in value of acquired inventory, and discrete tax expense. Prior year sales, operating profit, net income, and GAAP diluted earnings per share were $2.3 billion, $503 million, $377 million, and $6.40, respectively.

“The macroeconomic environment remains challenging, with uncertainty impacting customers’ investment decisions. Our ability to drive full-year organic growth in most product lines demonstrates the resiliency of our end markets and the value we deliver to our customers. Despite the sales decline in fiscal year 2019, our global Nordson team delivered solid results and held operating margin equal to prior year performance,” said Nagarajan. “We also returned value to our shareholders by distributing $82 million in dividends and investing $115 million for the repurchase of shares during the year.”

Backlog

Backlog for the quarter ended October 31, 2019 was approximately $385 million, a decrease of 1 percent compared to the same period a year ago. Impact from the fiscal 2019 acquisition of Optical Control GmbH was not significant. Backlog amounts are calculated at October 31, 2019 exchange rates.

Outlook

“We are taking a conservative approach to our outlook for fiscal 2020, as we are not yet seeing any significant improvements in the macroeconomic environment. In addition, we are not yet seeing an increase in order activity for electronics end markets, so we are assuming a flat outlook for these product lines. The resilience of the other end markets we serve, notably consumer non-durables and medical, gives us confidence that we will achieve low single digit organic sales growth in fiscal 2020,” said Nagarajan. “The diversity of our end markets and geographies, as well as our ability to execute on our growth initiatives, while providing superior service to our customers, continue to be key drivers of our success.”

For the full fiscal year 2020, organic sales volume is forecasted to increase in the range of 1 to 3 percent compared to fiscal year 2019, with growth from the first year effect of acquisitions adding 20 basis points, offset by an unfavorable currency translation effect of 30 basis points based on the current exchange rate environment as compared to the prior year. In addition to this sales outlook, the company expects to hold reported operating margin and EBITDA margin equal to fiscal 2019 results. For the fiscal year 2020, the company expects interest expense to be approximately $36 million and maintenance capital expenditures to be approximately $50 million. The company’s estimated effective tax rate for fiscal year 2020 is approximately 22 percent. GAAP diluted earnings per share growth is forecasted to be in the range of 2 to 6 percent as compared to fiscal year 2019 GAAP diluted earnings per share.

Nordson management will provide additional commentary on these results and outlook during a conference call Thursday, December 12, 2019 at 8:30 a.m. eastern time which can be accessed at https://investors.nordson.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations and Corporate Communications at (440) 414-5639 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ended October 31, 2019
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME(1)
	Fourth Quarter		Year-to-Date
	2019	2018	2019	2018

Sales	$585,451	$569,295	$2,194,226	$2,254,668
Cost of sales	266,476	261,431	1,002,123	1,018,340
Selling & administrative expenses	179,315	191,067	708,990	733,749

Operating profit	139,660	116,797	483,113	502,579

Interest expense - net	(10,216)	(11,847)	(45,301)	(48,192)
Other income (expense) - net	(2,162)	(762)	(6,708)	(5,868)

Income before income taxes	127,282	104,188	431,104	448,519
Income taxes	24,609	17,486	94,013	71,144

Net Income	$102,673	$86,702	$337,091	$377,375

Return on sales	18%	15%	15%	17%
Return on average shareholders' equity	26%	24%	23%	28%

Average common shares outstanding (000's)	57,456	58,085	57,462	57,970

Average common shares and common share equivalents (000's)	58,255	58,994	58,202	58,931

Per share:

Basic earnings	$1.79	$1.49	$5.87	$6.51
Diluted earnings	$1.76	$1.47	$5.79	$6.40

Dividends paid	$.38	$.35	$1.43	$1.25

Total dividends	$21,820	$20,334	$82,145	$72,443
CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2019	2018

Cash and marketable securities	$151,164	$95,678
Receivables	530,765	491,423
Inventories	283,399	264,477
Other current assets	45,867	32,524
Total current assets	1,011,195	884,102

Property, plant & equipment - net	398,895	386,666
Other assets	2,106,357	2,150,244
	$3,516,447	$3,421,012

Notes payable and debt due within one year	$168,738	$28,734
Accounts payable and accrued liabilities	308,888	321,546
Total current liabilities	477,626	350,280

Long-term debt	1,075,404	1,285,357
Other liabilities	382,372	334,634
Total shareholders' equity	1,581,045	1,450,741
	$3,516,447	$3,421,012

Other information:

Employees	7,579	7,536

Common shares outstanding (000's)	57,600	58,037

(1) Results for the three and twelve months ended October 31, 2018 have been revised to reflect the retrospective adoption of Accounting Standards Update No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Cost ("ASU 2017-07"). The adoption of ASU 2017-07 resulted in a net increase to previously reported operating income of $2.2 million & $8.0 million for the three and twelve months ended October 31, 2018, respectively, and a corresponding increase of $2.2 million & $8.0 million to other expense for the three and twelve months ended October 31, 2018, respectively, with no net impact to net income or earnings per share.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FOURTH QUARTER PERIOD
Period Ended October 31, 2019
(Unaudited)

	Fourth Quarter		% Growth over 2018			Year-to-Date		% Growth over 2018
SALES BY BUSINESS SEGMENT	2019	2018	Volume	Currency	Total	2019	2018	Volume	Currency	Total

Adhesive dispensing systems	$253,694	$250,825	2.7%	-1.6%	1.1%	$950,917	$955,192	2.4%	-2.8%	-0.4%
Advanced technology systems	249,000	250,231	0.5%	-1.0%	-0.5%	985,850	1,039,366	-3.7%	-1.4%	-5.1%
Industrial coating systems	82,757	68,239	22.1%	-0.8%	21.3%	257,459	260,110	0.5%	-1.5%	-1.0%

Total sales by business segment	$585,451	$569,295	4.0%	-1.2%	2.8%	$2,194,226	$2,254,668	-0.7%	-2.0%	-2.7%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT(1)	2019	2018				2019	2018

Adhesive dispensing systems	$78,623	$69,031				$275,216	$262,627
Advanced technology systems	54,727	51,232				205,609	244,880
Industrial coating systems	20,730	14,193				53,838	52,421
Corporate	(14,420)	(17,659)				(51,550)	(57,349)

Total operating profit by business segment	$139,660	$116,797				$483,113	$502,579

	Fourth Quarter		% Growth over 2018			Year-to-Date		% Growth over 2018
SALES BY GEOGRAPHIC REGION	2019	2018	Volume	Currency	Total	2019	2018	Volume	Currency	Total

United States	$206,874	$184,666	12.0%	-	12.0%	$758,383	$720,832	5.2%	-	5.2%
Americas	44,503	46,689	-3.3%	-1.4%	-4.7%	167,661	158,837	7.4%	-1.8%	5.6%
Europe	145,946	174,724	-13.3%	-3.2%	-16.5%	571,596	622,108	-3.3%	-4.8%	-8.1%
Japan	37,190	34,506	3.5%	4.3%	7.8%	126,756	161,771	-22.2%	0.6%	-21.6%
Asia Pacific	150,938	128,710	19.0%	-1.7%	17.3%	569,830	591,120	-1.3%	-2.3%	-3.6%

Total Sales by Geographic Region	$585,451	$569,295	4.0%	-1.2%	2.8%	$2,194,226	$2,254,668	-0.7%	-2.0%	-2.7%
(1) Results for the three and twelve months ended October 31, 2018 have been revised to reflect the retrospective adoption of ASU 2017-07.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER ENDED
Period Ended October 31, 2019
(Unaudited)

EBITDA	Fourth Quarter		Year-to-Date
	2019	2018	2019	2018

Net income	$102,673	$86,702	$337,091	$377,375
Adjustments:
Depreciation and amortization expense	26,913	27,370	110,244	108,407
Interest expense, net	10,216	11,847	45,301	48,192
Income taxes	24,609	17,486	94,013	71,144
EBITDA	$164,411	$143,405	$586,649	$605,118
Adjustments:
Acquisition costs and adjustments (1)	342	-	530	3,484
EBITDA As Adjusted	$164,753	$143,405	$587,179	$608,602

EBITDA per diluted share	$2.82	$2.43	$10.08	$10.27
EBITDA As Adjusted per diluted share	$2.83	$2.43	$10.09	$10.33

(1) Represents costs and adjustments associated with our 2019 and 2018 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

EBITDA, EBITDA As Adjusted, EBITDA per diluted share and EBITDA As Adjusted per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. Therefore, the Company believes these financial measures provide useful information to investors. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.
	Fourth Quarter		Year-to-Date
	2019	2018	2019	2018

Diluted EPS as reported (U.S. GAAP)	$1.76	$1.47	$5.79	$6.40

Short-term inventory purchase accounting adjustments	-	-	0.01	0.05
Severance and restructuring	0.02	0.04	0.05	0.08
U.S. Tax Reform discrete item	-	(0.07)	0.08	(0.45)
Other discrete tax items	-	-	(0.07)	(0.15)

Diluted EPS as adjusted (Non-GAAP)	$1.79	$1.44	$5.87	$5.94
Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Amounts may not add due to rounding.
Free Cash Flow Before Dividends	Fourth Quarter		Year-to-Date
	2019	2018	2019	2018

Net income	$102,673	$86,702	$337,091	$377,375
Depreciation and amortization	26,913	27,370	110,244	108,407
Other non-cash charges	4,907	20,243	19,606	(9,025)
Changes in operating assets and liabilities	11,969	27,396	(84,048)	27,881
Net cash provided by operating activities	146,462	161,711	382,893	504,638

Additions to property, plant and equipment	(18,242)	(43,818)	(64,244)	(89,790)
Proceeds from the sale of property, plant and equipment	248	159	1,285	458

Free cash flow before dividends	$128,468	$118,052	$319,934	$415,306

Adjustments:
Acquisition costs and adjustments, net of tax(1)	276	-	416	2,658
Free cash flow before dividends, adjusted	$128,744	$118,052	$320,350	$417,964

(1) Represents costs and adjustments associated with our 2019 and 2018 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

Free cash flow before dividends, a non-GAAP financial measure, is defined as net cash provided by operating activities less purchased property, plant and equipment and proceeds from the sale of property, plant and equipment. It is a financial measure used by management to assess its ability to generate cash in excess of its operating needs. Therefore, the Company believes this financial measure provides useful information to investors. Free cash flow before dividends is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

Contacts

Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.414.5639
Lara.Mahoney@nordson.com